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Exhibit 99.2

ANNUAL SERVICER'S CERTIFICATE

YAMAHA MOTOR CORPORATION, U.S.A.

YAMAHA MOTOR MASTER TRUST

        The undersigned, duly authorized representative of Yamaha Motor Corporation, U.S.A. ("Yamaha"), as Servicer pursuant to the Amended and Restated Master Pooling and Servicing Agreement, dated as of May 1, 1999 (as amended, the "Pooling and Servicing Agreement"), by and among Yamaha, as Servicer, Yamaha Motor Receivables Corporation, as Transferor and JPMorgan Chase Bank, successor to The Chase Manhattan Bank (which succeeded The Fuji Bank and Trust Company), as trustee (in such capacity the "Trustee"), does hereby certify to the best of his or her knowledge after reasonable investigation that:

          1.     Yamaha is, as of the date hereof, the Servicer under the Pooling and Servicing Agreement. Capitalized terms used in this Certificate have their respective meanings set forth in the Pooling and Servicing Agreement.

          2.     The undersigned is duly authorized pursuant to the Pooling and Servicing Agreement to execute and deliver this certificate to the Trustee.

          3.     This certificate is delivered pursuant to Section 3.5 of the Pooling and Servicing Agreement.

          4.     A review of the activities of the Servicer during the annual period ended March 31, 2003 and of its performance under the Pooling and Servicing Agreement was conducted under my supervision.

          5.     Based on such review, the Servicer has, to the best of my knowledge, fully performed all its obligations under the Pooling and Servicing Agreement throughout such annual period and no event which, with the giving of notice or passage of time or both, would constitute a Servicer Default has occurred except as set forth in paragraph 6 below.

          6.     The following is a description of each Servicer Default in the performance of the Servicer's obligations or Early Amortization Event under the provisions of the Pooling and Servicing Agreement known to me to have occurred during the annual period ended March 31, 2003, which sets forth in detail the (i) nature of each such Servicer Default or Early Amortization Event, (ii) the action taken by the Servicer, if any, to remedy each such Servicer Default or Early Amortization Event and (iii) the current status of each such default:  NONE

        IN WITNESS WHEREOF, the undersigned has duly executed this Annual Servicer's Certificate as of May 31, 2003.

YAMAHA MOTOR CORPORATION, U.S.A., as Servicer
By:	/s/ RUSSELL D. JURA
Name: Russell D. Jura Title: Senior Vice President

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  Exhibit 99.2